FOR IMMEDIATE RELEASE	CONTACT
September 26, 2007	Thomas T. Fleming
Chairman & CEO
215-471-2358

CORECARE SYSTEMS, INC. (Symbol: CRCS)
ANNOUNCES KIRKBRIDE REALTY CORPORATION’S MORTGAGE REFINANCING,
DISMISSAL OF INVOLUNTARY BANKRUPTCY

           On September 21, 2007 Kirkbride Realty Corporation (“Realty”) refinanced its first mortgage debt on The Blackwell Human Services Campus with Kennedy Funding, Inc.  This refinancing of approximately $15,000,000 paid off the prior first mortgage holder, Kirkbride Holding, LLC. The term of the new mortgage is two years at an annual interest rate of 12% and 18% respectively.

Kirkbride Realty Corporation, a wholly owned subsidiary of CoreCare Systems, Inc., owns the property known as the Blackwell Human Services Campus at 49th and Market Streets in Philadelphia, Pa.  The Campus, comprised of 21 acres with buildings of approximately 420,000 square feet, is leased primarily by Kirkbride Center, a behavioral healthcare provider, as well as third party tenants.  Both Realty and Kirkbride Center are wholly owned subsidiaries of CoreCare.  Kirkbride Realty Corporation took possession of the property in July 2004 in a transfer of ownership from Kirkbride Center, pursuant to the plan of reorganization in the prior voluntary bankruptcy of the Hospital.  At that time the property’s first mortgage expiration was extended by 36 months to May, 2007.

The Company announced its intention to sell the property in December, 2006.  Subsequently, Realty entered into an agreement for sale of the property with  a closing date of July 7, 2007; however  the Buyer was unable to secure timely financing.  To avoid foreclosure the Company simultaneously sought bridge financing of the property’s first mortgage; while negotiating a transition agreement with the first mortgage holder.  On July 9, 2007 however, certain of the property’s creditors petitioned for involuntary bankruptcy of the property.  The bankruptcy affected only Kirkbride Realty Corporation, none of the other CoreCare subsidiaries were directly effected.

On September 20, 2007 the United States Bankruptcy Court for the Eastern District of Pennsylvania, Chapter 7, Bankruptcy No. 07-13911 (SR) dismissed the Involuntary Petition.  The terms of the dismissal provided that Realty would resume ordinary course payments to its Creditors; and that Realty would have five business days to pay-off its existing first mortgage holder, Kirkbride Holdings, LLC.  This refinancing was successfully completed on September 21, 2007.

While these events did incur substantial mortgage penalties from Kirkbride Holdings, LLC, substantial legal fees and substantial financing fees from Kennedy Funding, Inc; management believes that the intrinsic value of the Campus supports the actions taken.  In July, 2007 Marshall and Stevens appraised the Campus for approximately $36,000,000 without the inclusion of any healthcare operations.

The Corporate Office of CoreCare Systems, Inc is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its web site, www.kirkbridecenter.com.

Note: This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called “forward-looking statements.” These statements can be identified by introductory words such as “expects,” “anticipates,” “plans,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company’s control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. In particular, engagement of an investment banker should not be taken as a prediction that any type of transaction will occur.